Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,
	2015	2014
Assets
Cash and cash equivalents	$46,898	$180,334
Restricted cash	26,948	16,447
Land and other inventories	582,531	383,184
Receivables	7,178	2,906
Property and equipment, net	34,973	36,922
Investments in unconsolidated entities	1,172	17,991
Prepaid expenses and other assets	17,144	15,245
Assets held for sale	—	4,051
Goodwill	19,295	6,071
Total assets	$736,139	$663,151

Liabilities and Stockholders' Equity

Liabilities
Accounts payable	$33,606	$16,087
Accrued and other liabilities	38,826	28,134
Customer deposits	8,629	4,966
Estimated development liability	32,551	33,003
Senior Notes, net	320,846	294,221
Total liabilities	434,458	376,411

Stockholders' equity
Common stock, par value $1 per share
Authorized: 50,000,000 shares
Issued: 22,444,028 shares outstanding as of December 31, 2015
22,182,972 shares outstanding as of December 31, 2014	22,444	22,183
Additional paid-in capital	399,719	396,989
Accumulated deficit	(117,463)	(129,413)
	304,700	289,759
Treasury stock, at cost, 110,874 shares as of December 31, 2015, and 2014, respectively	(3,019)	(3,019)
Total stockholders’ equity	301,681	286,740
Total liabilities and stockholders' equity	$736,139	$663,151

See notes to consolidated financial statements.

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share amounts)

	For the Year Ended
	2015	2014	2013
Revenues
Homebuilding	$498,915	$243,171	$114,973
Amenity and other	12,385	10,146	10,206
Land sales	6,466	32,596	16,303
Total revenues	517,766	285,913	141,482

Expenses
Homebuilding cost of revenues	405,538	198,885	91,519
Amenity and other	10,702	10,949	13,773
Land sales	823	22,003	8,111
Total real estate expenses	417,063	231,837	113,403
Selling, general and administrative expenses	79,586	50,305	35,638
Interest income and other	(154)	(447)	(2,218)
Interest expense	9,039	5,805	2,830
Total expenses	505,534	287,500	149,653
Equity in earnings (loss) from unconsolidated entities	154	(16)	(101)
Income (loss) before income taxes	12,386	(1,603)	(8,272)
Income tax expense	(436)	—	—
Net income (loss) and comprehensive income (loss)	11,950	(1,603)	(8,272)
Net income attributable to non-controlling interests in consolidated entities	—	329	1,205
Net income (loss) and comprehensive income (loss) attributable to AV Homes stockholders	$11,950	$(1,932)	$(9,477)

Reconciliation of net income (loss) to income (loss) attributable to common stockholders:
Net income (loss)	$11,950	$(1,932)	$(9,477)
Deemed dividend related to beneficial conversion feature of convertible preferred stock (Note 1)	—	—	(11,894)
Net income (loss) attributable to AV Homes common stockholders	$11,950	$(1,932)	$(21,371)

Basic and diluted income (loss) per share	$0.54	$(0.09)	$(1.34)

See notes to consolidated financial statements.

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

(Dollars in thousands)

	Common Stock				Treasury Stock
							Total AV
			Additional				Homes	Non-	Total
			Paid-in	Accumulated			Stockholders'	controlling	Stockholders'
	Shares	Amount	Capital	Deficit	Shares	Amount	Equity	Interest	Equity
Balance as of December 31, 2012	12,938,157	$12,938	$262,363	$(106,110)	(110,874)	$(3,019)	$166,172	$13,704	$179,876
Issuance of common stock	9,215,017	9,215	118,619	—	—	—	127,834	—	127,834
Issuances of restricted stock and stock units	96,372	96	(96)	—	—	—	—	—	—
Forfeiture of restricted stock	(147,833)	(148)	148	—	—	—	—	—	—
Shares repurchased to satisfy tax obligations	(4,461)	(4)	(72)	—	—	—	(76)	—	(76)
Share-based compensation	—	—	1,648	—	—	—	1,648	—	1,648
Beneficial conversion feature	—	—	11,894	(11,894)	—	—	—	—	—
Contributions from non-controlling interests	—	—	—	—	—	—	—	724	724
Net income (loss)	—	—	—	(9,477)	—	—	(9,477)	1,205	(8,272)
Balance as of December 31, 2013	22,097,252	$22,097	$394,504	$(127,481)	(110,874)	$(3,019)	$286,101	$15,633	301,734
Issuances of restricted stock and stock units	127,518	128	(128)	—	—	—	—	—	—
Forfeiture of restricted stock	(30,164)	(30)	30	—	—	—	—	—	—
Shares repurchased to satisfy tax obligations	(13,179)	(14)	(213)	—	—	—	(227)	—	(227)
Share-based compensation	—	—	2,770	—	—	—	2,770	—	2,770
Conversion of 7.50% Exchange Notes	1,545	2	26	—	—	—	28	—	28
Contributions from non-controlling interests	—	—	—	—	—	—	—	193	193
Deconsolidation of non-controlling interests	—	—	—	—	—	—	—	(15,826)	(15,826)
Net loss	—	—	—	(1,932)	—	—	(1,932)	—	(1,932)
Balance as of December 31, 2014	22,182,972	$22,183	$396,989	$(129,413)	(110,874)	$(3,019)	$286,740	$—	286,740
Issuances of restricted stock and stock units	291,075	291	(291)	—	—	—	—	—	—
Forfeiture of restricted stock	(20,973)	(21)	21	—	—	—	—	—	—
Shares repurchased to satisfy tax obligations	(9,046)	(9)	(113)	—	—	—	(122)	—	(122)
Share-based compensation	—	—	3,113	—	—	—	3,113	—	3,113
Net income	—	—	—	11,950	—	—	11,950	—	11,950
Balance as of December 31, 2015	22,444,028	$22,444	$399,719	$(117,463)	(110,874)	$(3,019)	$301,681	$—	$301,681

See notes to consolidated financial statements.

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Year Ended
	2015	2014	2013
OPERATING ACTIVITIES
Net income (loss) including net income attributable to non-controlling interests	$11,950	$(1,932)	$(8,272)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,693	3,267	2,804
Amortization of share-based compensation	3,113	2,770	1,648
Change in fair value of contingent consideration	(116)	—	—
Impairment charges, net	—	—	(248)
Equity in loss (income) from unconsolidated entities	(154)	16	101
Loss (gain) from disposal of assets	(31)	—	36
Changes in operating assets and liabilities:
Restricted cash	(10,501)	(12,491)	726
Land and other inventories	(83,804)	(111,667)	(68,787)
Receivables, net	(3,698)	987	2,837
Income tax receivable	—	—	1,293
Assets held for sale	—	19,811	(1,213)
Prepaid expenses and other assets	1,510	398	(361)
Accounts payable, estimated development liability, and accrued and other liabilities	17,248	15,643	6,661
Customer deposits	1,813	1,789	338
NET CASH USED IN OPERATING ACTIVITIES	(58,977)	(81,409)	(62,437)

INVESTING ACTIVITIES
Investment in property and equipment	(1,209)	(1,815)	(1,023)
Proceeds from sales of property and equipment	31	12	—
Business acquisitions	(93,760)	(62,684)	—
Investment in unconsolidated entities	(2,887)	(3,644)	(111)
Return of capital from unconsolidated entities	—	33	—
NET CASH USED IN INVESTING ACTIVITIES	(97,825)	(68,098)	(1,134)

FINANCING ACTIVITIES
Proceeds from issuance of debt	79,930	200,000	—
Gross proceeds from Senior Secured Credit Facility	40,000	—	—
Debt issuance costs	(2,072)	(9,220)	—
Principal payments of notes	(53,163)	(5,446)	—
Payments of Senior Secured Credit Facility	(40,000)	—	—
Issuance of common shares	—	—	35,805
Issuance of preferred shares	—	—	92,030
Other financing activities, net	(1,329)	(220)	648
NET CASH PROVIDED BY FINANCING ACTIVITIES	23,366	185,114	128,483

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(133,436)	35,607	64,912
Cash and cash equivalents at beginning of year	180,334	144,727	79,815
CASH AND CASH EQUIVALENTS AT END OF YEAR	$46,898	$180,334	$144,727
Non-cash transactions:
Transfer from assets held for sale to land and other inventories and property and equipment	$4,051	$—	$13,767
Distribution of land from unconsolidated joint venture	$19,860	$13,418	$—
Beneficial conversion feature (deemed dividend)	$—	$—	$11,894
Common stock issued for conversion of preferred stock	$—	$—	$92,030

See notes to consolidated financial statements.

AV HOMES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015

Note 1 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of AV Homes, Inc. and all subsidiaries, partnerships and other entities in which AV Homes, Inc. (“AV Homes," “we,” “us,” “our,” or “the Company”) has a controlling interest. Our investments in unconsolidated entities in which we have less than a controlling interest are accounted for using the equity method.  All significant intercompany accounts and transactions have been eliminated in consolidation.  Beginning with our Form 10-Q for the quarter ended March 31, 2015, certain revenue and expense balances were reclassified from "Homebuilding and amenity," as well as "Other real estate," into the line item "Amenity and other" to enhance the visibility to our core homebuilding operations.

Selling, general and administrative expenses related to homebuilding previously included in Homebuilding expenses have been combined with corporate general and administrative expenses and reclassified into a separate new line item called "Selling, general and administrative expenses" to enhance the visibility to our core homebuilding operations and conform with standard industry presentation.  The selling, general and administrative expenses reclassified include commissions, other selling expenses and overhead incurred at the divisional level. For the years ended December 31, 2015, 2014 and 2013, selling, general and administrative costs of $62.7 million, $34.4 million, and $19.7 million, that were previously presented in Homebuilding expenses are now included in Selling, general and administrative expenses. In addition, in accordance with adoption of Accounting Standards Update No. 2015-03, Interest-Imputation of Interest, our debt issuance costs are now presented as a deduction from the corresponding debt liability.  This guidance was applied retrospectively and had the effect of reducing our Prepaid expenses and other assets and Senior notes, net balances in our consolidated balance sheets. As of December 31, 2015 and 2014, unamortized deferred debt issuance costs of $5.9 million and $5.7 million, respectively were previously presented in Prepaid expenses and other assets on the consolidated balance sheet and are now included as a reduction to Senior notes, net.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

TPG Investment in Company

On June 19, 2013, we entered into a Securities Purchase Agreement (the "Purchase Agreement") by and among AV Homes and TPG Aviator, L.P. ("TPG Aviator") pursuant to which TPG Aviator agreed to acquire 2,557,474 shares of AV Homes’ common stock, par value $1.00 per share (the “Common Stock"), at a purchase price of $14.65 per share, and 665,754 shares of a newly authorized series of AV Homes’ preferred stock, designated as Series A Contingent Convertible Cumulative Redeemable Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock"), at a purchase price and liquidation preference of $146.50 per share, for an aggregate investment in AV Homes by TPG Aviator of $135.0 million.

On June 20, 2013, AV Homes and TPG Aviator closed the transactions (the “TPG Investment") contemplated by the Purchase Agreement, and AV Homes issued to TPG Aviator the Common Stock and the Series A Preferred Stock in the amounts and in exchange for the purchase price described above.

On September 18, 2013, we held a special meeting of stockholders at which our stockholders:  (1) approved the right to convert, at the option of the Company or the holders of the Series A Preferred Stock, the Series A Preferred Stock into 6,657,543 shares of our Common Stock and (2) approved TPG Aviator's pre-emptive rights following the approval of such conversion to participate in future issuances of our Common Stock or securities convertible into or exercisable for our Common Stock.  Following the meeting of stockholders, we provided notice to TPG Aviator of our intention to convert the Series A Preferred Stock as of September 18, 2013.  The Common Stock issuable upon conversion of the Series A Preferred Stock was issued on September 19, 2013 and the Series A Preferred Stock was cancelled.

In accordance with GAAP, before its conversion, the Series A Preferred Stock was classified outside of permanent equity because the redemption provisions were not solely within our control.  We incurred approximately $7.2 million of transaction fees in connection with the TPG Investment, which have been offset against the proceeds received.  The contingent beneficial conversion feature of the Series A Preferred Stock was recognized upon stockholder approval of the conversion and amortized at the time of conversion by treating it as a deemed dividend in retained earnings and crediting additional paid-in capital for $11.9 million, consequently resulting in no diminution in total stockholders' equity or book value per share.  We have assessed the provisions of the Series A Preferred Stock and concluded that the impact of any embedded derivative features was not material.

In connection with the Purchase Agreement, we entered into a Management Services Agreement with TPG VI Management, LLC (“TPG Management”), an affiliate of TPG Aviator, that sets forth certain financial advisory services to be provided by, and fees to be paid to, TPG Management in connection with ongoing services to us.  Pursuant to the Management Services Agreement and in exchange for certain ongoing advisory and consulting services, we agreed to pay to TPG Management a monitoring fee up to $0.5 million per year for so long as TPG and its affiliates own at least 30% of the Common Stock outstanding and also to reimburse expenses incurred by TPG Management and its affiliates to provide services or enforce its rights under the management services agreement. The monitoring fee is reduced proportionately based on TPG Aviator's board representation rights under a separate Stockholders Agreement we entered into with TPG Aviator. The monitoring fee is payable quarterly in advance and is reduced by director fees otherwise payable to the TPG Nominated Directors who are not employed by TPG Aviator or its affiliates.  For 2015 and 2014, we paid TPG Management a total of $0.4 million and $0.5 million, respectively, for the annual monitoring fee and reimbursement of expenses under the Management Services Agreement.

Cash and Cash Equivalents and Restricted Cash

We consider all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.  As of December 31, 2015, our cash and cash equivalents were invested primarily in money market accounts that invest primarily in U.S. government securities.  Due to the short maturity period of the cash equivalents, the carrying amount of these instruments approximate their fair values.

Our cash items that are restricted as to withdrawal or usage include deposits of $26.9 million and $16.4 million as of December 31, 2015 and 2014, respectively.  The balance as of December 31, 2015 is comprised primarily of $25.6 million on deposit as an interest reserve to comply with the terms of our Senior Secured Credit Facility (defined below).  In February 2016, the interest reserve was released since it was determined that the Company was in compliance with the interest coverage ratio covenant.  See Note 16, Subsequent Events, for further discussion.

Land and Other Inventories and Cost of Revenues

Land and other inventories include expenditures for land acquisition, construction, land development, construction costs for homeowners association amenities, and direct and allocated indirect costs, including interest cost capitalized until development and construction are substantially completed.  These costs are assigned to components of Land and other inventories based on specific identification, relative sales value, or area allocation methods.

Land and other inventories are stated at cost unless the asset is determined to be impaired, in which case the asset is written to its fair value, in accordance with ASC 360.

We evaluate our land and other inventories for impairment on a quarterly basis in accordance with ASC 360 to reflect market conditions, including a consideration of supply of new and resale homes for sale in the respective market, level of foreclosure activity and competition.  For assets held and used, if indicators are present, we perform an impairment test in which the asset is reviewed for impairment by comparing the estimated future undiscounted cash flows to be generated by the asset to its carrying value.  If such cash flows are less than the asset’s carrying value, the carrying value is written down to its estimated fair value.  Generally, fair value is determined by discounting the estimated cash flows at a rate commensurate with the inherent risks associated with the asset and related estimated cash flow streams.  The discount rate used in the determination of fair value would vary, depending on the state of development.  Assumptions and estimates used in the determination of the estimated future cash flows are based on expectations of future operations and economic conditions and certain factors described below.  Changes to these assumptions could significantly affect the estimates of future cash flows, which could affect the potential for future impairments.  Due to the uncertainties of the estimation process, actual results could differ significantly from such estimates.

During the years ended December 31, 2015 and 2014, our impairment assessment resulted in no impairment charges related to land and other inventories.  During 2013, we recorded impairment charges of $0.7 million.

In 2013, we changed our plans to sell certain assets, resulting in the reclassification of these assets to land and other inventories and a reversal of previously recorded impairment expense of $1.0 million.  This reversal was the result of measuring these assets at the lower of the original carrying amount or the fair value at the date of the decision not to sell, in accordance with ASC 360-10-35-44.

Receivables

Receivables primarily consists of amounts in transit or due from title companies for house closings and contracts mortgage notes receivable from the sale of land.

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated depreciation, which is computed by the straight-line method over the following estimated useful lives of the assets: land improvements 10 years to 25 years; buildings and improvements 8 to 39 years; and machinery, equipment and fixtures 3 to 7 years.  Maintenance and operating expenses of equipment utilized in the development of land are capitalized to land inventory.  Repairs and maintenance are expensed as incurred.

Property and equipment includes the cost of amenities such as club facilities on properties owned by us.  The cost of amenities includes expenditures for land acquisition, construction, land development and direct and allocated costs.  Property and equipment owned and constructed by us also includes interest cost incurred during development and construction.

Each reporting period, we review our property and equipment for indicators of impairment in accordance with ASC 360. For our amenities, which are located within our housing communities, indicators of potential impairment are similar to those of our housing communities, as these factors may impact our ability to generate revenues at our amenities or cause construction costs to increase.  In addition, we factor in the collectability and potential delinquency of the fees due for our amenities.  For the years ended December 31, 2015 and December 31, 2014, we did not identify indicators of impairments for property and equipment.  During 2013, management changed its plans to sell certain assets, resulting in the reclassification of these assets from assets held for sale to property and equipment.  There was no change in the carrying value in these assets due to this reclassification.

Assets Held for Sale

We classify assets held for sale in accordance with the criteria set forth in ASC 360.  We continue to opportunistically sell non-core commercial and industrial assets, as well as scattered lot positions and land assets that are in excess of our needed supply in a given market.  Under this plan, assets that meet the criteria above are classified as held for sale.

During the year ended December 31, 2015, we changed our plans to sell assets that were previously classified as held for sale, or the assets no longer met the held-for-sale criteria, resulting in a reclassification of $4.1 million of land positions to land and other inventories.  There was no change in the carrying value in these assets due to this reclassification.

During 2014, we sold assets held for sale with a carrying value of $20.6 million for cash proceeds of $27.2 million for a gain of $6.6 million.  Included in this was the sale of a multi-family property in Arizona to a related party for $13.9 million for a gain of $2.3 million.

Investments in Partnerships and LLCs

When we are either deemed to hold the controlling interest in a voting interest entity or deemed to be the primary beneficiary of a variable interest entity (“VIE”), we are required to consolidate the investment.  The primary beneficiary of a VIE is the entity that has both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb the majority of losses of the VIE or the right to receive the majority of benefits from the VIE.  Investments where we don't hold the controlling interest and we are not the primary beneficiary are accounted for under the equity method.

Factors considered when determining if we hold the controlling interest in a voting interest entity include who holds the general partnership or managing member interests, which partner or member makes the day-to-day decisions regarding the operations of the entity, and whether or not the other partners or members have substantive participating rights.  With respect to VIEs, our variable interests may be in the form of (1) equity ownership, (2) contracts to purchase assets and/or (3) loans provided by us to the investor.  We examine specific criteria and use judgment when determining if we are the primary beneficiary of a VIE.  Factors considered in determining whether we are the primary beneficiary include risk and reward sharing, experience and financial condition of other partner(s), sufficiency of equity to conduct the operations of the entity, voting rights, involvement in decisions significantly impacting the entity's economic performance, level of economic disproportionality between us and the other partner(s) and contracts to purchase assets from VIEs.

We have investments in unconsolidated entities, including joint ventures, with independent third parties.  The equity method of accounting is used for unconsolidated entities over which we have significant influence.  Under the equity method of accounting, we recognize our proportionate share of the earnings and losses of these entities.

We evaluate our investments in unconsolidated entities for recoverability in accordance with ASC 323, Investments – Equity Method and Joint Ventures (“ASC 323”).  If we determine that a loss in the value of the investment is other than temporary, we write down the investment to its estimated fair value.  Any such losses are recorded to equity in (earnings) loss of unconsolidated entities in the consolidated statements of operations and comprehensive income (loss).  Due to uncertainties in the estimation process and the significant volatility in demand for new housing, actual results could differ significantly from such estimates.  During the years ended December 31, 2015 and 2014, our impairment assessments resulted in no impairment charges.

Non-Controlling Interest

In 2012, we consolidated an investment in an LLC where we were determined to be the primary beneficiary due to a related party affiliation.  Therefore, the LLC's financial statements were consolidated into our financial statements and the other partner’s equity in the LLC was recorded as non-controlling interest as a component of consolidated equity.   Since June 2014, we were no longer considered the primary beneficiary of this LLC due to the discontinuation of the related party affiliation, resulting in shared power between the remaining members.  For additional information, see Note 5, Investments in Unconsolidated Entities.

Business Acquisitions

When acquiring a business, we allocate the purchase price of real estate to the tangible and intangible assets and liabilities acquired based on their estimated fair values.  In making estimates of fair values for this purpose, we use a number of sources, including independent appraisals and information obtained about each property as a result our pre-acquisition due diligence and its marketing and housing activities.

Goodwill

Goodwill arises from business combinations and represents the excess of the cost of an acquired entity over the net fair value amounts that were assigned to the identifiable assets acquired and the liabilities assumed.  Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value.  There were no indicators of impairment during the years ended December 31, 2015 and 2014.

Homebuilding Revenue Recognition

In accordance with ASC 360, homebuilding revenue and related profit from the sales of housing units are recognized when title to and possession of the property are transferred to the buyer. In addition, revenues from land sales are recognized in full at closing, provided the buyer's initial and continuing investment is adequate, any financing is considered collectible and there is no significant continuing involvement.

Sales incentives

When sales incentives involve a discount on the selling price of the home, we record the discount as a reduction of revenue at the time of house closing. If the sales incentive requires us to provide a free product or service to the customer, the cost of the free product or service is recorded as cost of revenues at the time of house closing. This includes the cost related to optional upgrades and seller-paid financing costs, closing costs, homeowners’ association fees, or merchandise.

Advertising Costs

Advertising costs are expensed as incurred.  For the years ended December 31, 2015, 2014 and 2013, advertising costs totaled $3.0 million, $3.1 million and $2.4 million, respectively.  Advertising costs, sales commissions and closing costs are included in homebuilding expense in the accompanying consolidated statements of operations and comprehensive income (loss).

Warranty Costs

Warranty reserves for houses are established to cover estimated costs for materials and labor with regard to warranty-type claims to be incurred subsequent to the closing of a house for one to two years.  Reserves are determined based on historical data and other relevant factors.  We have, and require our subcontractors to have, general liability, property, workers compensation, and other business insurance.  These insurance policies protect us against a portion of our risk of loss from claims, subject to certain self-insured per occurrence and aggregate retentions, deductibles, and available policy limits.  We may have recourse against subcontractors for certain claims relating to workmanship and materials.  Warranty reserves are included in accrued and other liabilities in the consolidated balance sheets.

During the years ended December 31, 2015, 2014 and 2013, changes in the warranty reserve consist of the following (in thousands):

	2015	2014	2013
Accrued warranty reserve, beginning of period	$1,528	$638	$549
Reserve provided	3,974	1,495	578
Payments	(2,169)	(605)	(489)
Accrued warranty reserve, end of period	$3,333	$1,528	$638

Income Taxes

The provision for income taxes is calculated using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences arising from the different treatment of items for tax and accounting purposes.  In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is primarily dependent upon the generation of future taxable income.  In determining the future tax consequences of events that have been recognized in the financial statements or tax returns, judgment is required.  Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position.

Share-Based Compensation

The Amended and Restated 1997 Incentive and Capital Accumulation Plan (2011 Restatement), as amended ("the Incentive Plan") and the 2015 Incentive Compensation Plan (the "2015 Plan") provide for the grant of stock options, stock appreciation rights, stock awards, performance awards, and stock units to officers, employees and directors of AV Homes.  The exercise prices of stock options granted under the Incentive Plan and the 2015 Plan may not be less than the stock exchange closing price of our common stock on the date of grant.  Stock option awards under the Incentive Plan and 2015 Plan generally expire 10 years after the date of grant.

As of December 31, 2015, an aggregate of 590,483 shares of our common stock, subject to certain adjustments, were reserved for issuance under the Incentive Plan, relating to outstanding options and restricted stock units previously awarded and currently outstanding under the Incentive Plan.  There were 764,182 shares available for grant under the 2015 Plan as of December 31, 2015.

Employee Benefit Plans

We have a defined contribution savings plan that covers substantially all employees.  Under this savings plan, we may contribute to the plan based upon specified percentages of employees' voluntary contributions.  We made no contributions to the plan for the years ended December 31, 2015, 2014 and 2013.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to AV Homes stockholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of AV Homes.  The computation of diluted earnings (loss) per share for the year ended December 31, 2015, did not assume the potential effect of employee stock options, the 6.00% Notes, the 7.50% Notes, or the 7.50% Exchange Notes because the effects were antidilutive.  The computation of diluted loss per share for the years ended December 31, 2014 and 2013 did not assume the effect of restricted stock units, employee stock options, the 4.50% Notes, the 7.50% Notes, or the 7.50% Exchange Notes because the effects were antidilutive.

The weighted average number of shares outstanding in calculating basic earnings (loss) per share includes the issuance of 61,101 shares in 2015, 67,274 shares in 2014 and 9,272,795 shares in 2013, in connection with the vesting of restricted stock and restricted stock units each year, and stock issued in connection with the 2013 TPG Investment as described above.  Excluded from the weighted average number of shares outstanding are 332,103 shares for 2015, 127,078 shares for 2014 and 100,898 shares for 2013 associated with annual restricted stock awards that remain subject to vesting and performance requirements.  See Note 10, Share-Based Payments and Other Compensation.  In accordance with ASC 260, Earnings Per Share, nonvested shares are not included in basic earnings (loss) per share until the vesting and performance requirements are met.

In accordance with ASC 470-20, Debt, an embedded beneficial conversion feature present in a convertible instrument shall be recognized separately by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in-capital. Intrinsic value shall be calculated at the commitment date (preferred stock issuance) as the difference between the conversion price and the fair value of the common stock into which the security is convertible.  The most favorable conversion price shall be used to measure the intrinsic value.  The intrinsic value of the contingent beneficial conversion feature was recognized upon resolution of the contingency (shareholder approval of conversion) as a deemed dividend on the convertible preferred stock, and is added to net loss to arrive at loss attributable to common stockholders in the loss per share calculation.  The deemed dividend had a $(0.75) per share effect on earnings for the year ended December 31, 2013.

The following table represents a reconciliation of the net earnings (loss) and weighted average shares outstanding for the calculation of basic and diluted earnings (loss) per share for the years ended December 31, 2015, 2014 and 2013 (dollars in thousands):

	For the Year Ended
	2015	2014	2013
Numerator:
Net income (loss)	$11,950	$(1,932)	$(9,477)
Deemed dividend related to the beneficial conversion feature	—	—	(11,894)
Basic and diluted net income (loss)	$11,950	$(1,932)	$(21,371)

Denominator:
Basic weighted average shares outstanding	22,010,201	21,945,491	15,935,701
Diluted weighted average shares outstanding	22,130,384	21,945,491	15,935,701

Comprehensive Income (Loss)

Net income (loss) and comprehensive income (loss) are the same for the years ended December 31, 2015, 2014 and 2013.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers.  The standard is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services.  In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date by one year.  As a result, the standard is effective for us for annual and interim periods beginning January 1, 2018 and allows for full retrospective or modified retrospective methods of adoption.  We are currently evaluating the impact that the standard will have on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt, consistent with the presentation of a debt discount.  The guidance is effective for us beginning January 1, 2016.  We currently present deferred financing costs within other assets.  Accordingly, the adoption of the new guidance will result in the reclassification of debt issuance costs as an offset to the related debt on the balance sheet, which we do not expect to be material to our consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement to restate prior period financial statements for measurement period adjustments.  The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified.  This cumulative adjustment would be reflected within the respective financial statement line items affected.  The new guidance does not change what constitutes a measurement period adjustment.  The new standard should be applied prospectively to measurement period adjustments that occur after the effective date.  The new standard is effective for interim and annual periods beginning after December 15, 2015, with early adoption permitted.  We believe the adoption of this standard will not have a material effect on our consolidated financial statements.

Note 2 - Business Acquisitions

Bonterra Builders Acquisition

On July 1, 2015, we acquired substantially all of the assets and certain liabilities of Bonterra Builders, LLC (“Bonterra Builders”) for approximately $99.8 million.  Part of the aggregate consideration includes a $6.0 million estimated earn-out.  The actual amount of the earn-out may be more or less than the $6.0 million target amount based on the performance of the Bonterra Builders business through the end of 2016.  A portion of the aggregate consideration equal to $0.8 million was held back by us at the closing as security for Bonterra Builder's indemnification and other potential obligations under the purchase agreement.  Bonterra Builders acquires raw and developed land, develops raw land and constructs single-family homes in the Charlotte, North Carolina area.  With approximately 1,700 lots owned or controlled at the time of acquisition, Bonterra Builders significantly enhanced our position in a key growth market.  The results of Bonterra Builders' operations are included in our consolidated financial statements from the acquisition date of July 1, 2015.

The Bonterra Builders acquisition was accounted for in accordance with ASC 805, Business Combinations ("ASC 805").  We recorded the acquired assets and liabilities at their estimated fair value.  We determined the estimated fair values with the assistance of appraisals or valuations performed by independent third-party specialists, discounted cash flow analyses, quoted market prices where available, and estimates by management.  To the extent the consideration transferred exceeded the fair value of the net assets acquired in this transaction, such excess was assigned to goodwill.

We acquired substantially all of the assets of Bonterra Builders, including all of its real estate, land acquisition agreements and permits, and certain of its leases, contracts, commitments and purchase orders.  We also assumed certain liabilities of Bonterra Builders, including the liabilities and obligations relating to the acquired contracts, but excluding certain home warranty obligations relating to homes closed by Bonterra Builders prior to the acquisition.

The following table summarizes the calculation of the fair value of the total consideration transferred to Bonterra Builders and the amounts of assets acquired and liabilities assumed as of the acquisition date (in thousands):

Calculation of purchase price consideration

Cash paid for Bonterra Builders net assets	$40,818
Contingent consideration (earn-out)	6,000
Debt repaid at closing	52,941
Total consideration	$99,759

Assets acquired and liabilities assumed
Assets
Receivables and other current assets	$574
Land and other inventories	91,632
Property and equipment	14
Trade name	1,400
Non-compete intangible asset	600
Goodwill	13,223
Total assets acquired	107,443

Liabilities
Accounts payable	5,071
Accrued and other liabilities	763
Customer deposits	1,850
Total liabilities assumed	7,684
Total net assets acquired	$99,759

Fair Value

Receivables, other current assets, property, equipment, accounts payable, accrued and other liabilities and customer deposits were generally stated at historical carrying values given the short-term nature of these assets and liabilities.  Liabilities were recorded at historical carrying values in accordance with ASC 805.

We determined the fair value of land and other inventories on a lot-by-lot basis, primarily using a combination of market comparable land transactions, where available, and discounted cash flow models using Level 3 inputs, and independent appraisals were also utilized in certain instances.  These estimated cash flows are significantly impacted by estimates related to expected average home selling prices and sales incentives, expected sales paces and cancellation rates, expected land development and construction timelines, and anticipated land development, construction, and overhead costs.  Such estimates must be made for each individual community and may vary significantly between communities.

The fair values for acquired intangible assets were determined based on valuations performed by independent valuation specialists using Level 3 inputs. The $2.0 million of acquired intangible assets relates to trade names and non-compete agreements that are being amortized over five years and three years, respectively.  Amortization expense for these assets totaled $0.3 million for the year ended December 31, 2015, which is included in the consolidated statements of operations and comprehensive income (loss) within homebuilding expense.

The Company has substantially completed its business combination accounting as of December 31, 2015.  For the year ended December 31, 2015, goodwill decreased by $1.7 million due to a post-closing purchase price adjustment and a revision of the valuation of the earn-out.  The Company has not completed its final review of certain other assets and liabilities. Final determinations of the values of assets acquired and liabilities assumed may result in adjustments to the values presented above and a corresponding adjustment to goodwill.

Transaction and Integration Costs

Transaction and integration costs directly related to the Bonterra Builders acquisition, including legal and accounting fees, totaled $0.9 million for the year ended December 31, 2015, the majority of which are included in the consolidated statements of operations and comprehensive income (loss) within corporate general and administrative expenses.  Such costs were expensed as incurred in accordance with ASC 805.

Goodwill

As of the acquisition date, goodwill included the expected economic value attributable to Bonterra Builders' assembled workforce.  The acquisition provided increased scale and presence in an existing market with immediate revenue opportunities through an established backlog.  We expect $7.2 million of goodwill to be deductible for tax purposes as of December 31, 2015.  Goodwill related to the Bonterra Builders acquisition has been assigned to the Carolinas reporting unit.

Supplemental Pro Forma Information

The following represents the unaudited pro forma operating results as if Bonterra Builders had been included in the Company’s consolidated statements of operations and comprehensive income (loss) as of the beginning of the fiscal year presented (in thousands, except per share data):

	Year Ended December 31,
	2015	2014
Revenue	$588,533	$397,695
Net income	$17,158	$1,674

The supplemental pro forma operating results have been determined after adjusting the operating results of Bonterra Builders to reflect additional expense that would have been recorded assuming the fair value adjustments to inventory and intangible assets had been applied as of January 1, 2014.  These results may not be indicative of future operating results.

The amount of revenue and net income of Bonterra Builders since the acquisition date included in the consolidated statements of operations and comprehensive income (loss) for 2015 is $92.5 million and $8.6 million, respectively.

Royal Oak Homes Acquisition

On March 13, 2014, we acquired substantially all of the assets and certain liabilities of Royal Oak Homes, LLC, a residential homebuilder based in Orlando, Florida (“Royal Oak”).  In connection with the transaction, we also acquired certain land positions from an affiliate of Royal Oak. The transaction expanded our presence in Central Florida and the Poinciana market.  With over 2,500 primary residential lots owned or controlled at the time of acquisition, Royal Oak enhanced our position in a key growth market.  The total purchase price paid under the acquisition agreements was approximately $65.0 million in cash, which includes a potential $3.0 million payment related to an earn-out covering the financial results for 2014 and 2015.  The current estimate of the total payment for the earn-out is $2.1 million, of which $1.2 million has been paid as of December 31, 2015.  The results of Royal Oak are included in the Company's consolidated financial statements from the acquisition date of March 13, 2014.

We acquired $0.6 million of intangible assets in the Royal Oak transaction that relate to trade names that are being amortized over three years.  Amortization expense for these assets totaled $0.2 million for the years ended December 31, 2015 and 2014, respectively, which is included in the consolidated statements of operations and comprehensive income (loss) within homebuilding expense.

Note 3 - Land and Other Inventories

Land and other inventories consist of the following (in thousands):

	December 31,
	2015	2014
Land held for future development	$21,403	$20,844
Land developed and in process of development	348,648	269,764
Homes completed or under construction	212,480	92,576
Total	$582,531	$383,184

We capitalize interest to inventories during the period of development in accordance with ASC 835, Interest ("ASC 835").  Homebuilding interest capitalized as cost of inventories is included in cost of sales as related units or lots are sold.  To the extent our homebuilding debt exceeds our qualified assets, as defined in ASC 835, we expense a portion of interest incurred.  Qualified homebuilding assets consist of land, lots and homes, excluding finished unsold homes or finished models, that are under development or construction.

The following table represents interest incurred, interest capitalized, and interest expense for 2015, 2014 and 2013 (in thousands):

	For the Year Ended
	2015	2014	2013
Interest incurred	$28,207	$18,107	$9,296
Interest capitalized	(19,168)	(12,302)	(6,466)
Interest expense	$9,039	$5,805	$2,830

Note 4 - Property and Equipment, net

As of December 31, 2015 and 2014, the property and equipment, net balance consisted of the following (in thousands):

	December 31,
	2015	2014
Land improvements	$21,966	$21,816
Building	39,209	39,050
Equipment	5,117	6,698
Motor vehicles	598	603
Furniture and fixtures	3,937	4,017
Capitalized software	2,099	1,962
Gross property and equipment	72,926	74,146
Less: accumulated depreciation	(37,953)	(37,224)
Property and equipment, net	$34,973	$36,922

As of December 31, 2015, we had $1.8 million of equipment with $0.8 million of accumulated depreciation that were financed with capital leases. The amortization of these assets is included in depreciation expense.

Note 5 - Investments in Unconsolidated Entities

We participate in entities with equity interests ranging from 20% to 58% for the purpose of acquiring and/or developing land.  We determine the method for accounting for our investment at inception or upon a reconsideration event.

We share in the profits and losses of unconsolidated entities generally in accordance with our ownership interests.  We and our equity partners make initial and ongoing capital contributions to these unconsolidated entities on a pro rata basis.  The obligation to make capital contributions is governed by each unconsolidated entity’s respective operating agreement or other governing documents.  We made contributions totaling $2.9 million, $3.6 million and $0.1 million to our unconsolidated entities during 2015, 2014 and 2013, respectively.  The balance of our investments in unconsolidated entities was $1.2 million and $18.0 million as of December 31, 2015 and December 31, 2014, respectively.

In May 2012, we entered into an agreement with JEN Arizona 4, LLC to form a limited liability company, EM 646, LLC (“EM 646”).  We hold a 58.2% interest in the venture, which was organized for the purpose of acquiring, entitling, developing, and distributing specific sections of real property located in Mesa, Arizona.  The property was originally acquired in November 2012, and in April 2015 the final distribution of developed land to the partners was completed at cost.  For the years ended December 31, 2015 and 2014, EM 646 distributed $19.9 million and $7.1 million, respectively, of developed land to AV Homes.

During 2014, we were no longer considered the primary beneficiary of this LLC due to a discontinuation of a related party affiliation, resulting in shared power between the remaining members.  As we no longer have the power on a stand-alone basis to direct the activities of the LLC that most significantly impact the LLC’s economic performance, we deconsolidated this LLC, in accordance with ASC 810, Consolidation, and ASC 360.  As this transaction involves the deconsolidation of in-substance real estate, we have accounted for the deconsolidation under ASC 360-20, Real Estate Sales.  In determining whether a gain should be recognized as part of this transaction, ASC 360-20-40-10, Real Estate Sales, requires that a sufficient amount of cash be received in order to recognize a gain on transactions within the scope of ASC 360.  As we did not receive any proceeds from this transaction and as there was not a culmination of an earning process, we recognized our investment in the venture at our carry over cost basis and, therefore, no gain or loss was recognized.  We will reflect future earnings, contributions and distributions on an equity method basis.  As of December 31, 2015 and December 31, 2014, our consolidated balance sheets included amounts related to investments in the unconsolidated EM 646 entity of $0.0 million and $15.6 million, respectively.

We and our equity partners make capital contributions to the entity and receive distributions on a pro rata basis.  The obligation to make such capital contributions is governed by the entity’s operating agreement.  As of December 31, 2015, this entity was financed by partner equity and does not have third-party debt. In addition, we have not provided any guarantees to the entity or our equity partner.  The assets of our investee can only be used to settle obligations of the investee.

Note 6 – Senior Notes

Senior Notes are summarized as follows:

	December 31,
	2015	2014
7.50% Senior Convertible Notes due 2016	$46,793	$55,481
7.50% Senior Exchange Convertible Notes due 2016	—	44,475
8.50% Senior Notes due 2019	200,000	200,000
6.00% Senior Convertible Notes due 2020	80,000	—
Senior Secured Credit Facility	—	—
Total Senior Notes	$326,793	$299,956
Deferred debt issuance costs	(5,877)	(5,735)
Debt discount	(70)	—
Total Senior Notes, net	$320,846	$294,221

7.50% Senior Convertible Notes due 2016 and 7.50% Senior Exchange Convertible Notes due 2016

On February 4, 2011, we completed an underwritten public offering for $100.0 million aggregate principal amount of our 7.50% Senior Convertible Notes due 2016 (the “7.50% Notes”). The 7.50% Notes were governed by the Indenture and the First Supplemental Indenture, each dated February 4, 2011, between us and the trustee named therein.  Interest on the 7.50% Notes was payable semi-annually in arrears in cash on February 15 and August 15 of each year.

In July 2012, we entered into exchange agreements under which we retired $44.5 million in aggregate principal amount of our 7.50% Notes, in exchange for the issuance of $44.5 million in aggregate principal of new 7.50% Senior Exchange Convertible Notes due 2016 (“7.50% Exchange Notes”).  The 7.50% Exchange Notes would have matured on February 15, 2016.  The 7.50% Exchange Notes were governed by the Indenture dated February 4, 2011 and the Second Supplemental Indenture dated July 25, 2012 between us and the trustee named therein.  Interest on the 7.50% Exchange Notes was payable semi-annually in arrears in cash on February 15 and August 15 of each year, commencing February 15, 2013.  In connection with the issuance of the 6.00% Notes (defined below), $20.5 million of 7.50% Exchange Notes and $8.7 million of 7.50% Notes were repurchased on June 23, 2015.  On July 20, 2015, the remaining 7.50% Exchange Notes were redeemed, pursuant to our option to redeem such notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.

On February 16, 2016, the remaining 7.50% Notes were repaid at maturity.  See Note 16, Subsequent Events.

8.50% Senior Notes due 2019

On June 30, 2014, we completed an underwritten offering for $200.0 million aggregate principal amount of our 8.50% Senior Notes due 2019 (the “8.50% Senior Notes”).  The 8.50% Senior Notes mature on July 1, 2019 unless earlier converted, redeemed or repurchased. Interest on the 8.50% Senior Notes is 8.50% per year, payable semi-annually in arrears in cash on January 1 and July 1 of each year, commencing January 1, 2015.  The 8.50% Senior Notes are redeemable at our option, in whole or in part, at any time on or after July 1, 2016, at certain redemption prices, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Certain of our subsidiaries are guarantors of the 8.50% Senior Notes.  All of the subsidiary guarantors are 100% owned by us, and all of the guarantees are full, unconditional, and joint and several.  We have no independent assets or operations, and our subsidiaries, other than the subsidiary guarantors, are minor.

6.00% Senior Convertible Notes due 2020

On June 23, 2015, we completed a private offering of $80.0 million aggregate principal amount of 6.00% Senior Convertible Notes due 2020 (the “6.00% Notes”).  The 6.00% Notes were issued in exchange for $15.4 million aggregate principal amount of 7.50% Exchange Notes and $64.5 million in cash.  We used $30.7 million of the net cash proceeds from the sale of the 6.00% Notes to (i) repurchase 7.50% Exchange Notes and 7.50% Notes and (ii) pay approximately $1.5 million of accrued interest (in respect of the notes being exchanged or repurchased) and premium (in respect of the notes being repurchased).  The 6.00% Notes will mature on July 1, 2020 unless earlier repurchased or converted.  The 6.00% Notes are governed by the Indenture dated February 4, 2011 and the Third Supplemental Indenture dated June 23, 2015 between us and the trustee named therein.  The 6.00% Notes bear regular cash interest on the principal amount of each note, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016.

The 6.00% Notes were issued pursuant a series of separate, privately negotiated note purchase agreements entered into on June 17, 2015 by us and certain qualified institutional buyers.  TPG Aviator, L.P. (“TPG”) purchased $20.0 million aggregate principal amount of 6.00% Notes for $20.0 million in cash and waived its rights to purchase additional 6.00% Notes, resulting in a fully diluted beneficial ownership of approximately 43.8% of our common stock for TPG.  Pursuant to the terms of the Company’s Related Person Transaction Policy, the audit committee of the Company’s board of directors reviewed and approved the terms of the 6.00% Notes and TPG’s purchase of 6.00% Notes.

Senior Secured Credit Facility

On April 7, 2014, we entered into a $65.0 million senior secured credit facility with JPMorgan Chase Bank, N.A., as agent, a lender and a letter of credit issuer (the "Senior Secured Credit Facility"). The other original lenders and letter of credit issuers include Royal Bank of Canada and Credit Suisse AG.  Later in 2014, we increased the Senior Secured Credit Facility by $40.0 million with the addition of Citibank, N.A., and Deutsche Bank, A.G., as additional lenders.

The Senior Secured Credit Facility includes revolving credit and letter of credit facilities in an aggregate principal amount of up to $105.0 million, with an “accordion” feature that allows us, with the consent of the lenders, to increase the aggregate amount to $175.0 million.  The Senior Secured Credit Facility also includes a swing line loan facility in an aggregate principal amount of up to $30.0 million.  As of December 31, 2015, we had sufficient qualified assets in the borrowing base to cover the full $105.0 million capacity and had no borrowings outstanding.

We were in compliance with all financial covenants under the Senior Secured Credit Facility as of December 31, 2015.

Maturities of Senior Notes as of December 31, 2015 are as follows (in thousands):

Total
2016	$46,793
2017	—
2018	—
2019	200,000
2020	80,000
Thereafter	—
Total	$326,793

We made interest payments of $24.0 million, $7.6 million, and $7.9 million during the years ended December 31, 2015, 2014 and 2013, respectively.

Note 7 - Lease Commitments

We lease the majority of our administration and sales offices under operating leases that expire at varying times through 2021.  Rental expense was $0.9 million in 2015, $0.5 million in 2014 and $0.4 million in 2013.  The following table reflects lease commitments as of December 31, 2015 (in thousands):

	Payments Due By Period
	2016	2017	2018	2019	2020	Thereafter	Total
Noncancelable operating leases	$1,443	$1,289	$839	$438	$171	$71	$4,251
Capital lease obligations	612	507	117	24	—	—	1,260
Leased model homes	50	—	—	—	—	—	50
Total	$2,105	$1,796	$956	$462	$171	$71	$5,561

Note 8 - Accrued and Other Liabilities

Accrued and other liabilities are summarized as follows (in thousands):

	December 31,
	2015	2014
Accrued interest	$12,253	$11,312
Accrued compensation	5,476	4,052
Warranty reserve	3,333	1,528
Infrastructure obligations	5,799	4,671
Contingent consideration	7,083	2,404
Other	4,882	4,167
Total	$38,826	$28,134

Note 9 - Estimated Development Liability

The estimated development liability consists primarily of utilities improvements in Poinciana, Florida and Rio Rico, Arizona for more than 8,000 home sites previously sold, in most cases prior to 1980.  The estimated development liability is reduced by actual expenditures and is evaluated and adjusted, as appropriate, to reflect management’s estimate of potential costs.  In addition, we obtain third-party engineer evaluations on an annual basis and adjust this liability as necessary to reflect changes in the estimated costs.  Cash expenditures associated with these obligations were $0.5 million, $0.2 million and $0.1 million during 2015, 2014 and 2013, respectively.  Future increases or decreases of costs for construction, material and labor, as well as other land development and utilities infrastructure costs, may have a significant effect on the estimated development liability.  The balance of the estimated development liability was $32.6 million and $33.0 million as of December 31, 2015 and 2014, respectively.

Note 10 - Share-Based Payments and Other Compensation

The Amended and Restated 1997 Incentive and Capital Accumulation Plan (2011 Restatement), as amended ("the Incentive Plan") and the 2015 Incentive Compensation Plan (the "2015 Plan") provide for the grant of stock options, stock appreciation rights, stock awards, performance awards, and stock units to officers, employees and directors of AV Homes.  The exercise prices of stock options granted under the Incentive Plan or the 2015 Plan may not be less than the stock exchange closing price of our common stock on the date of grant.  Stock option awards under the Incentive Plan and 2015 Plan generally expire 10 years after the date of grant.

As of December 31, 2015, an aggregate of 590,483 shares of our common stock, subject to certain adjustments, were reserved for issuance under the Incentive Plan, relating to outstanding options and restricted stock units previously awarded and currently outstanding under the Incentive Plan.  There were 764,182 shares available for grant under the 2015 Plan as of December 31, 2015.

During 2013, we cancelled 114,750 restricted shares granted in 2011 to certain executives and issued additional performance-based restricted shares in exchange.  The cancellation and issuance of shares was accounted for as a modification with the future compensation expense computed using the greater of unamortized fair value of the cancelled awards or the incremental fair value as remeasured each reporting period.  We also issued performance-based restricted shares to other members of management.  Vesting is contingent upon the achievement of certain performance objectives, some of which are subjective in nature.  Compensation cost for these awards is recognized over the service period, and variable accounting is applied whereby the fair value of the award is remeasured each reporting period until vesting occurs.

Compensation expense related to the stock option, restricted stock, and restricted stock unit awards during the years ended December 31, 2015, 2014 and 2013 was $3.1 million, $2.8 million and $1.6 million, respectively.  During 2015, we did not grant any stock options.  During 2015, we granted 291,075 shares of restricted stock which have a weighted average grant date fair value of $9.32 per share.

As of December 31, 2015, there was $2.0 million of unrecognized compensation expense related to unvested restricted stock and restricted stock units. That expense is expected to be recognized over a weighted average period of 1.60 years.

As of December 31, 2015, there was $3.3 million of unrecognized compensation expense related to unvested stock options.  That expense is expected to be recognized over a weighted average period of 0.9 years.

Under ASC 718, Stock Compensation ("ASC 718"), the fair value of awards of restricted stock and units that do not contain a specified hurdle price condition is based on the market price of our common stock on the date of grant.  Under ASC 718, the fair value of restricted stock awards that contain a specified hurdle price condition is estimated on the grant date using the Monte-Carlo option valuation model.  Under ASC 718, the fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model.  The valuation models require assumptions and estimates to determine expected volatility, expected life, expected dividend yield and expected risk-free interest rates.  The expected volatility was determined using historical volatility of our stock based on the contractual life of the award.  The risk-free interest rate assumption was based on the yield on zero-coupon U.S. Treasury strips at the award grant date.  We also used historical data to estimate forfeiture experience.

The significant weighted average assumptions used for the years ended December 31, 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Dividend yield	—%	—%			—%
Volatility rate	38.00%	42.60%	52.37%	-	52.49%
Risk-free interest rate	1.0%	0.66%	1.66%	-	1.86%
Expected life (years)	2.95	2.91			6.25
Weighted average fair value of units granted	$5.95	$9.30			$8.75

A summary of the status of the stock option activity for the years ended December 31, 2015, 2014 and 2013 is presented below:

	2015		2014		2013
		Weighted		Weighted		Weighted
		Average		Average		Average
	Stock	Exercise Price	Stock	Exercise Price	Stock	Exercise Price
	Options	Per Share	Options	Per Share	Options	Per Share
Outstanding as of beginning of year	555,036	$17.00	585,036	$16.99	110,000	$25.00
Granted	—	—	—	—	585,036	16.99
Exercised	—	—	—	—	—	—
Forfeited	(10,000)	16.80	(30,000)	16.80	(110,000)	—
Outstanding as of end of year	545,036	$17.01	555,036	$17.00	585,036	$16.99
Exercisable as of end of year	272,518	$17.01	146,259	$16.99	—	$—

The weighted average remaining contractual life of stock options outstanding as of December 31, 2015 was 7.8 years.

A summary of the restricted stock and stock units activity for the year ended December 31, 2015 is presented below:

			Weighted
	Restricted		Average
	Stock and		Grant Date
	Stock Units		Fair Value
Outstanding as of beginning of year	145,352	(1)	$16.59
Granted	291,075		9.32
Vested	(62,434)		16.93
Expired/forfeited/cancelled	(21,655)		10.95
Outstanding as of end of year	352,338		$10.87

(1)

Restricted stock shares are considered legally outstanding but are not considered outstanding for accounting purposes until the vesting conditions are satisfied in accordance with authoritative accounting guidance.

Under our director deferral program, non-management directors may elect to defer up to 50% of annual retainer fees, committee fees and/or chairperson fees, for which the director is credited with a number of stock units based upon the closing price of our common stock on the due date of each payment.  The number of stock units become distributable as shares of common stock upon the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director.  No stock units were distributed as shares to non-management directors during the years ended December 31, 2015, 2014 and 2013.  The outstanding balance of restricted stock units under the deferral plan as of December 31, 2015, 2014 and 2013 was 50,376, 42,659 and 36,257, respectively.

Note 11 - Income Taxes

Income taxes have been provided using the liability method under ASC 740.  The liability method is used in accounting for income taxes where deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.

The components of income tax expense for the years ended December 31, 2015, 2014 and 2013 are as follows (in thousands):

	2015	2014	2013
Current
Federal	$253	$—	$—
State	183	—	—
Total current	436	—	—

Deferred
Federal	—	—	—
State	—	—	—
Total deferred	—	—	—
Total income tax expense	$436	$—	$—

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of deferred income tax assets and liabilities as of December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014
Deferred income tax assets:
Tax over book basis of land inventory	$15,338	$15,085
Unrecoverable land development costs	5,321	6,222
Executive incentive compensation	2,112	1,338
Net operating loss carryforward	56,768	61,128
Impairment charges	53,103	55,529
Other	4,745	4,061
Total deferred income tax assets	137,387	143,363
Valuation allowance for deferred tax assets	(124,525)	(129,862)
Net deferred income tax assets	12,862	13,501

Deferred income tax liabilities:
State tax effect of deferred tax assets	(3,139)	(3,412)
Book over tax income recognized on sale of the Ocala Property	(7,094)	(7,751)
Tax over book on 4.50% Convertible Notes	(857)	(960)
Book over tax basis of depreciable assets	(1,772)	(1,378)
Total deferred income tax liabilities	(12,862)	(13,501)
Net deferred income tax liabilities	$—	$—

As of December 31, 2015, our gross federal and state NOL carryforwards were approximately $132.7 million and $283.2 million, respectively.  Federal NOL carryforwards may be used to offset future taxable income for 20 years and begin to expire in 2030.  State NOL carryforwards may be used to offset future taxable income for a period of time ranging from 5 to 20 years, depending on the state, and begin to expire in 2016.

The Company evaluates its deferred tax assets quarterly to determine if valuation allowances are required.  ASC 740 requires that companies assess whether valuation allowances should be established based on the consideration of all available evidence using a “more likely than not” standard.  The realization of the deferred tax assets ultimately depends upon the existence of sufficient taxable income in future periods.  The Company continues to analyze all available positive and negative evidence in determining the continuing need for a valuation allowance with respect to its deferred tax assets.  This evaluation considers, among other factors, historical operating results, forecasts of future profitability, and the duration of statutory carryforward periods.  A significant part of the evidence the Company considers is its position with respect to a three year cumulative profit or loss.  This position combined with the other evidence described above has continued to support the need for a valuation allowance.  We earned a profit before income taxes for the year ended December 31, 2015 and have seen significant increases in community count, new orders, and backlog.  If homebuilding industry conditions and the Company’s business remain stable and additional positive evidence develops, the Company believes there could be sufficient positive evidence to support a conclusion that the Company will generate sufficient taxable income in future periods to realize its deferred tax asset, which would allow the company to significantly reduce the valuation allowance at some point during 2016.

During the years ended December 31, 2015 and 2014, we recognized a decrease of $5.3 million and $0.4 million, respectively, in the deferred tax valuation allowance against net deferred tax assets generated from the pre-tax income for the year.  As of December 31, 2015, our deferred tax asset valuation allowance was $124.5 million.  In future periods, the allowance could be reduced based on sufficient evidence indicating that it is more likely than not that a portion of our deferred tax assets will be realized.

Any interest or penalties that have been assessed in the past have been minimal and immaterial to our financial results.  In the event we are assessed any interest or penalties in the future, we plan to include them in our consolidated statements of operations and comprehensive income (loss) as income tax expense.

No additional income tax benefits were generated from the exercise of share-based compensation during 2015, 2014 and 2013.

A reconciliation of income tax expense (benefit) to the expected income tax expense (benefit) at the federal statutory rate of 35% for each of the years ended December 31, 2015, 2014 and 2013 is as follows (in thousands):

	2015	2014	2013
Income tax (benefit) expense computed at statutory rate	$4,320	$(522)	$(3,317)
State income tax (benefit) expense, net of federal benefit	1,452	823	(385)
Change in valuation allowance on deferred tax assets	(5,336)	(370)	3,699
Other	—	69	3
Income tax expense	$436	$—	$—

We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions.  We are subject to U.S. federal income tax examination for calendar tax years ending 2012 through 2014.  Additionally, we are subject to various state income tax examinations for the 2011 through 2014 calendar tax years.

Note 12 - Commitments and Contingencies

Legal

We are involved in litigation from time to time, primarily arising in the normal course of our business.  These cases are in various procedural stages.  In view of the inherent difficulty of predicting the outcome of these legal and regulatory matters, we generally cannot predict the ultimate resolution of the pending matters, the related timing, or the eventual loss.  While the outcome of such contingencies cannot be predicted with certainty, we do not believe that the resolution of such matters will have a material adverse impact on our results of operations, financial position, or cash flows.

Surety bonds

Surety bonds, issued by third-party entities, are used primarily to guarantee our performance to construct improvements in our various communities.  As of December 31, 2015 and 2014, we had outstanding surety bonds of approximately $30.9 million and $21.5 million, respectively.  The amount of outstanding surety bonds could fluctuate depending on the level of development activity.  We do not believe that it is likely any of these outstanding surety bonds will be drawn upon.

Community Development District and Other Special Obligations

A community development district or similar development authority (“CDD”) is a unit of local government created under various state statutes that utilizes the proceeds from the sale of bonds to finance the construction or acquisition of infrastructure assets of a development.  A portion of the liability associated with the bonds, including principal and interest, is assigned to each parcel of land within the development.  This debt is typically paid by subsequent special assessments levied by the CDD on the landowners.  Generally, we are only responsible for paying the special assessments for the period during which we are the landowner of the applicable parcels.  However, in certain limited instances we record a liability for future assessments.

Note 13 - Segment Information

Prior to the first quarter of 2015, our operations included the following reportable segments: (i) active adult communities; (ii) primary residential communities; and (iii) land sales.  Based on the evolving nature of our business and recent operational and reporting changes, we reevaluated the identification of our reportable segments during the first quarter of 2015.  As a result, beginning with the first quarter of 2015, our reportable segments are as follows: Florida, Arizona and the Carolinas.

Our operating segments are defined as a component of an enterprise for which discrete financial information is available and is reviewed regularly by the chief operating decision maker to evaluate performance and make operating decisions.  We have identified our chief operating decision maker as our Chief Executive Officer.

The following table summarizes our information for reportable segments for the years ended December 31, 2015, 2014 and 2013, which have been recast for all periods presented to reflect the change described above (in thousands):

	For the Year Ended
	2015	2014	2013
Operating income (loss):
Florida
Revenues:
Homebuilding	$300,260	$193,218	$81,440
Amenity and other	12,385	10,140	9,786
Land sales	6,466	18,158	9,257
Total revenues	$319,111	$221,516	$100,483
Expenses:
Homebuilding cost of revenues	239,001	156,439	64,726
Homebuilding selling, general and administrative	38,500	24,388	14,004
Amenity and other	10,587	10,524	11,663
Land sales	823	10,316	5,369
Segment operating income	$30,200	$19,849	$4,721

Arizona
Revenues:
Homebuilding	$84,378	$48,665	$33,533
Amenity and other	—	6	420
Land sales	—	14,438	7,046
Total revenues	84,378	63,109	40,999
Expenses:
Homebuilding cost of revenues	71,305	41,261	27,073
Homebuilding selling, general and administrative	11,981	7,747	5,561
Amenity and other	115	425	2,110
Land sales	—	11,688	2,744
Segment operating income	$977	$1,988	$3,511

Carolinas
Revenues:
Homebuilding	$114,277	$1,288	$—
Total revenues	114,277	1,288	—
Expenses:
Homebuilding cost of revenues	95,232	1,183	—
Homebuilding selling, general and administrative	12,205	2,230	97
Segment operating income (loss)	$6,840	$(2,125)	$(97)

Operating income	$38,017	$19,712	$8,135

Unallocated income (expenses):
Interest income and other	154	447	2,499
Equity in earnings (loss) from unconsolidated entities	154	(16)	(101)
Corporate general and administrative expenses	(16,900)	(15,941)	(15,975)
Interest expense	(9,039)	(5,805)	(2,830)
Income (loss) before income taxes	12,386	(1,603)	(8,272)
Income tax expense	(436)	—	—
Net income attributable to non-controlling interests	—	329	1,205
Net income (loss) attributable to AV Homes	$11,950	$(1,932)	$(9,477)

	December 31,
	2015	2014
Segment assets:
Florida	$328,233	$278,091
Arizona	175,929	145,380
Carolinas	152,141	28,475
Unallocated assets	79,836	211,205
Total assets	$736,139	$663,151

•	Our businesses are conducted in the United States.

•	Identifiable assets by segment are those assets that are used in the operations of each segment.

•	No significant part of the business is dependent upon a single customer or group of customers.

•

The caption “Unallocated assets” under the table depicting the segment assets represents the following as of December 31, 2015 and 2014, respectively: cash, cash equivalents and restricted cash of $72.9 million and $196.5 million; land inventories of $0.0 million and $4.6 million; property and equipment of $1.8 million and $2.7 million; investment in and notes from unconsolidated entities of $1.2 million and $1.2 million; receivables of $0.0 million and $2.0 million; and prepaid expenses and other assets of $4.0 million and $4.4 million.  None of the foregoing are directly attributable to a reportable segment in accordance with ASC 280, Segment Reporting.

•	There is no interest expense from the Florida, Arizona and Carolinas segments included in segment operating income (loss) for 2015, 2014 and 2013.

•

Included in segment operating income (loss) for 2015 is depreciation expense (including amortization of assets under capital leases) of $2.4 million, $0.0 million, $0.1 million and $0.6 million from Florida, Arizona, Carolinas and unallocated corporate general and administrative expenses, respectively.  Included in segment operating income (loss) for 2014 is depreciation expense of $2.4 million, $0.1 million, $0.0 million and $0.6 million from Florida, Arizona, Carolinas and unallocated corporate general and administrative expenses, respectively.  Included in segment operating income (loss) for 2013 is depreciation expense of $2.1 million, $0.1 million, $0.5 million and $0.6 million from Florida, Arizona, Carolinas and unallocated corporate general and administrative expenses, respectively.

•	During fiscal years 2015, 2014 and 2013, there were no impairment losses recognized.

•	Goodwill of $6.1 million and $13.2 million has been assigned to the Florida and Carolinas segments, respectively.

Note 14 - Fair Value Disclosures

ASC 820, Fair Value Measurements and Disclosures, provides guidance for using fair value to measure assets and liabilities, defines fair value, establishes a framework for measuring fair value under GAAP, expands disclosures about fair value measurements, and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The accounting standards require that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Fair value determined based on quoted market prices in active markets for identical assets and liabilities.

Level 2: Fair value determined using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data, by correlation or other means.

Level 3: Fair value determined using significant unobservable inputs, such as discounted cash flows, or similar techniques.

The carrying value of cash and cash equivalents, restricted cash, receivables, accounts payable and Senior Secured Credit Facility approximates the fair value due to their short-term nature.

Certain assets are required to be recorded at fair value on a non-recurring basis when events and circumstances indicate that the carrying value may not be recoverable.

The carrying amounts and fair values of our financial instruments as of December 31, 2015 and 2014 are as follows (in thousands):

	December 31, 2015		December 31, 2014
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Senior Notes:
7.50% Notes and 7.50% Exchange Notes	$46,793	$45,389	$99,956	$99,040
8.50% Senior Notes, net (1)	195,495	199,000	194,265	193,000
6.00% Notes, net (1)	78,558	75,368	—	—
Contingent consideration (earn-out)	7,083	7,083	2,404	2,404

(1) The carrying value of the debt instruments are net of unamortized deferred financing costs and certain debt discounts.

In estimating the fair value of financial instruments, we used the following methods and assumptions:

8.50% Senior Notes, 7.50% Notes, 7.50% Exchange Notes, and 6.00% Notes: As of December 31, 2015 and December 31, 2014, the fair value of the 8.50% Senior Notes, 7.50% Notes, 7.50% Exchange Notes, and 6.00% Notes is estimated, based on quoted or estimated market prices.  These fall within Level 2 of the fair value hierarchy.

Contingent consideration ("earn-out"): This was first recognized as part of the purchase price paid for the Royal Oak and Bonterra Builders acquisitions in 2014 and 2015, respectively, and falls within Level 3 of the fair value hierarchy. Valuation models were used to value the earn-outs by simulating earnings, applying the terms of the earn-out in each simulated path, determining the average payment in each year across all the trials of the simulation, and calculating the sum of the present values of the payments in each year.  The primary inputs and key assumptions include estimated future earnings, probabilities of achievement, earnings volatility, and the discount rate.

Given a range in the discount rate from 6.8% to 11.8%, the valuation of the earn-outs could vary from $7.0 million to $7.1 million.  The carrying amount of the earn-out has decreased by a net $0.2 million since inception, resulting in an offset to general and administrative expenses.

Note 15 -  Unaudited Quarterly Information

Summarized quarterly financial data for 2015 and 2014 is as follows (dollars in thousands):

	2015 Quarter
	First	Second	Third	Fourth
Net revenues	$58,830	$79,389	$153,827	$225,720
Expenses	63,832	84,026	148,302	209,374
Equity earnings (losses) from unconsolidated entities	(6)	171	(5)	(6)
Income (loss) before income taxes	(5,008)	(4,466)	5,520	16,340
Less: income tax expense	—	—	—	(436)
Less: net income attributable to non-controlling interests	—	—	—	—
Net income (loss) attributable to AV Homes	$(5,008)	$(4,466)	$5,520	$15,904
Earnings (loss) per share: (1)
Basic	$(0.23)	$(0.20)	$0.25	$0.72
Diluted	$(0.23)	$(0.20)	$0.25	$0.65

	2014 Quarter
	First	Second	Third	Fourth
Net revenues	$43,865	$51,447	$86,641	$103,960
Expenses	45,499	53,694	85,958	102,349
Equity earnings (losses) from unconsolidated entities	1	(6)	(5)	(6)
Income (loss) before income taxes	(1,633)	(2,253)	678	1,605
Less: net income attributable to non-controlling interests	293	36	—	—
Net income (loss) attributable to AV Homes	$(1,926)	$(2,289)	$678	$1,605
Earnings (loss) per share: (1)
Basic and diluted	$(0.09)	$(0.10)	$0.03	$0.07

(1)

Quarterly and year-to-date computations of per share amounts are made independently.  Therefore, the sum of per share amounts for the quarters may not be consistent with the per share amounts for the year.

Note 16 -  Subsequent Events

Our Senior Secured Facility requires that we comply with certain financial covenants.  One such covenant requires that if our interest coverage ratio is less than 1.50 to 1.00, we must maintain an interest reserve account with restricted cash in an amount equal to the interest we have incurred on all indebtedness during the prior 12 months.  As of December 31, 2015, we had $25.6 million of cash in a restricted account to comply with this financial covenant.  We submitted a compliance certificate certifying that our interest coverage ratio exceeded the 1.50 minimum, and on February 4, 2016, the interest reserve was released, removing any restrictions from that cash balance.

On February 16, 2016, our 7.50% Notes matured.  We used cash on hand and borrowings under our Senior Secured Credit Facility to repay $46.8 million of principal and interest due on these notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of AV Homes, Inc.

We have audited the accompanying consolidated balance sheets of AV Homes, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AV Homes, Inc. and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AV Homes, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated March 4, 2016, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 4, 2016, except for paragraph 2 of Note 1, as to which the date is June 15, 2016